March 21, 2005

Board of Directors
Red Oak Bank
190 Park Avenue
Morristown, NJ 07960

Members of the Board of Directors:

      We hereby consent to the use of our firm's name in the Form S-4 Proxy/Prospectus for Red Oak Bank and Center Bancorp, Inc. respectively and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our opinion in such filings including the proxy/prospectus of Red Oak Bank and Center Bancorp, Inc. respectively.

Sincerely,

/s/ The Kafafian Group, Inc.
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The Kafafian Group, Inc.
Jeffrey P. Marsico
Senior Vice President